Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in W. R. Grace & Co.'s Annual Report on Form 10‑K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
May 1, 2013